Exhibit 99.1

For Immediate Release	Contact:	Investor Relations at
Janel World Trade
(404) 261-1196
IR_Janelgroup.net

Janel World Trade Ltd. REPORTS Fiscal Second QUARTER 2012 RESULTS

COMPANY TO DISCONTINUE FOOD SEGMENT and FOCUS ON TRANSPORTATION LOGISTICS

JAMAICA, NY – May 15, 2012 -- Janel World Trade, Ltd. (OTC BB:  JLWT), a full-service global provider of integrated transportation logistics, announced today the financial results for its three and six months ending March 31, 2012.

Second Quarter Results

For the three months ending March 31, 2012, Janel reported revenue of $22,268,568 a decrease of $453,077 or down 2.0% compared to the three months ended March 31, 2011.

For the three months ending March 31, 2012, the Company reported a net loss of $(397,831) or $(0.02) per fully diluted share, compared to the prior year reported net loss of $(140,271), or $(0.01) per fully diluted share.

Fiscal Year to Date Six Month Results

For the six months ending March 31, 2012, Janel reported revenue of $45,853,700 a decrease of $3,301,939 or down 6.7% compared to the six months ended March 31, 2011.

For the six months ending March 31, 2012, the Company reported a net loss of $(644,743) or $(0.03) per fully diluted share, compared to the prior year reported net loss of $(131,701), or $(0.01) per fully diluted share.

Review and Outlook

 “For the quarter ended March 31, 2012, the results were extremely disappointing” said James N. Jannello, Executive Vice President and Chief Executive Officer. “We experienced weaker than expected freight volumes from our customers within our transportation logistics segment when compared to the prior year, resulting in a $417,012 operating loss for the three months in this segment. And within our food industry segment we incurred a $201,828 operating loss primarily due to the sale of inventory at a discount in order to reduce inventory levels and the ongoing operating expenses.”

Jannello continued, “The Company expanded into the food segment which offered higher gross profit margins after significant investment at the same time that the logistics industry as a whole was weakening. We have made the strategic decision to cut our operating losses in the food segment which would have continued to require more capital investment in order to focus all of management’s attention on our core transportation and logistics segment. On a positive note, one of the areas within the transportation logistics segment that is contributing positively to our results is the investment we made last year to build the 15,000 square foot drive-in freezer in our New Jersey operation where we have attracted new warehouse revenue with higher gross profit margins. Looking ahead, and in the short term, we are seeking to raise additional capital in order to grow the transportation logistics segment to profitability.”

Jannello concluded, “We are focused on the above short term efforts of returning our core transportation logistics segment to profitability, raising additional capital to grow this core segment, and divesting ourselves of the food segment that negatively impacted our results.”

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IRInfo@janelgroup.net.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services; and a provider of vertically integrated supply chain services in the food industry. With offices throughout the U.S. (New York, Chicago, Los Angeles, and Atlanta) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel World Trade, Ltd.'s headquarters is located in Jamaica, New York, adjacent to the JFK International Airport, and its common stock is listed on the OTC Bulletin Board under the symbol "JLWT". Additional information on the Company is available on its website at http://www.janelgroup.net

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Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel World Trade

(404) 261-1196

IR_Janelgroup.net

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JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	March 31,		March 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$22,268,568	$22,721,645	$45,853,700	$49,155,639
COST AND EXPENSES:
Cost of sales	20,077,801	20,364,643	41,323,335	44,198,680
Selling, general and administrative	2,704,997	2,419,085	5,341,143	4,844,629
Depreciation and amortization	104,610	80,880	184,541	160,022
TOTAL COSTS AND EXPENSES	22,887,408	22,864,608	46,849,019	49,203,331

LOSS FROM OPERATIONS	(618,840)	(142,963)	(995,319)	(47,692)
OTHER ITEMS:
Interest and dividend income	444	934	1,644	2,187
Interest expense	(44,050)	(25,742)	(83,683)	(72,785)
TOTAL OTHER ITEMS	(43,606)	(24,808)	(82,039)	(70,598)

LOSS BEFORE INCOME TAXES	(662,446)	(167,771)	(1,077,358)	(118,290)
Income taxes (credits)	(264,615)	(74,939)	(432,615)	(47,580)
NET LOSS FROM CONTINUING
OPERATIONS	$(397,831)	$(92,832)	$(644,743)	$(70,710)
Loss from discontinued operations, net of tax	-	(47,439)	-	(60,991)
NET LOSS	$(397,831)	$(140,271)	$(644,743)	$(131,701)
OTHER COMPREHENSIVE INCOME NET OF TAX:
Unrealized gain (loss) from available for sale securities	$8,857	$2,869	$12,935	$8,429
TOTAL COMPREHENSIVE LOSS	$(388,974)	$(137,402)	$(631,808)	$(123,272)
Basic earnings (loss) per share:
Continuing operations	$(0.02)	$-	$(0.03)	$-
Discontinued operations	$-	$-	$-	$-
Total	$(0.02)	$(0.01)	$(0.03)	$(0.01)
Diluted earnings (loss) per share:
Continuing operations	$(0.01)	$-	$(0.01)	$-
Discontinued operations	$-	$-	$-	$-
Total	$(0.01)	$-	$(0.01)	$-

Basic weighted average number of shares outstanding	21,626,214	20,559,946	21,626,214	20,559,946
Fully diluted weighted average number of shares outstanding	23,261,464	22,993,592	23,261,464	22,993,592

  See notes to these consolidated financial statements included in the Company's Form 10-Q

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  JANEL WORLD TRADE LTD. AND SUBSIDIARIES

  CONSOLIDATED BALANCE SHEETS

	March 31, 2012	September 30, 2011
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$238,931	$504,829
Accounts receivable, net of allowance for doubtful
accounts of $281,109 and $289,547, respectively	5,711,767	5,886,255
Inventories	773,448	415,934
Marketable securities	65,532	52,352
Loans receivable - officers	44,928	92,817
Prepaid expenses and sundry current assets	127,207	279,835
Tax refund receivable	148,000	148,000
TOTAL CURRENT ASSETS	7,109,813	7,380,022

PROPERTY AND EQUIPMENT, NET	544,735	459,850

OTHER ASSETS:
Intangible assets, net	3,130,123	3,271,649
Security deposits	170,299	97,299
Deferred income taxes	1,431,003	1,184,003
TOTAL OTHER ASSETS	4,731,425	4,552,951

TOTAL ASSETS	$12,385,973	$12,392,823
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable - bank	$1,301,335	$951,335
Note payable - other	100,000	100,000
Accounts payable - trade	5,067,290	4,858,344
Accrued expenses and taxes payable	366,043	419,649
Current portion of long-term debt - bank	74,768	86,360
Current portion of long-term debt - related party	276,317	249,618
TOTAL CURRENT LIABILITIES	7,185,753	6,665,306

LONG-TERM DEBT - BANK	260,635	298,625
LONG-TERM DEBT - RELATED PARTY	826,666	826,666
DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	1,165,869	1,203,859

STOCKHOLDERS' EQUITY	4,034,351	4,523,658
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,385,973	$12,392,823

See notes to these consolidated financial statements included in the Company's Form 10-Q

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